	Exhibit 1: Income Statement (First Quarter 2008)

			Ch$ millions		US$ millions (1)
			Q1'08	Q1'07	Q1'08	Q1'07	% Change

	Net sales		183.476	172.753	419,2	394,7	6,2%

	Cost of goods sold		(80.781)	(76.037)	(184,6)	(173,7)	6,2%
		% of sales	44,0%	44,0%	44,0%	44,0%

	Gross profit		102.696	96.715	234,6	221,0	6,2%
		% of sales	56,0%	56,0%	56,0%	56,0%

	SG&A		(61.778)	(59.050)	(141,1)	(134,9)	4,6%
		% of sales	33,7%	34,2%	33,7%	34,2%

	Operating income		40.918	37.666	93,5	86,1	8,6%
		% of sales	22,3%	21,8%	22,3%	21,8%

	Non-operating result
		Financial income	936	963	2,1	2,2	-2,8%
		Equity in NI of rel. companies	(189)	(63)	(0,4)	(0,1)	199,2%
		Other non-operating income	791	503	1,8	1,1	57,3%
		Amortization of goodwill	(658)	(724)	(1,5)	(1,7)	-9,1%
		Interest expenses	(2.313)	(2.101)	(5,3)	(4,8)	10,1%
		Other non-operating expenses	(592)	(1.580)	(1,4)	(3,6)	-62,6%
		Price level restatement	116	(85)	0,3	(0,2)	NM
		Currency exchange result	(1.392)	87	(3,2)	0,2	NM
		Total	(3.300)	(3.001)	(7,5)	(6,9)	10,0%

	Income before taxes		37.617	34.665	85,9	79,2	8,5%
		Income taxes	(4.342)	(6.878)	(9,9)	(15,7)	-36,9%
		Tax rate	11,5%	19,8%	11,5%	19,8%

	Minority interest		(592)	(274)	(1,4)	(0,6)	116,1%

	Amort. of negative goodwill		12	14	0,0	0,0	-17,9%

	Net income		32.695	27.527	74,7	62,9	18,8%
		% of sales	17,8%	15,9%	17,8%	15,9%

	Earnings per share		102,65	86,43	0,23	0,20	18,8%
	Earnings per ADR		513,26	432,13	1,17	0,99

	Weighted avg. shares (millions)		318,5	318,5	318,5	318,5

	Depreciation		11.699	11.220	26,7	25,6	4,3%
	Amortization		129	155	0,3	0,4	-16,8%
	EBITDA		52.746	49.041	120,5	112,0	7,6%
		% of sales	28,7%	28,4%	28,7%	28,4%

	Capital expenditures		14.919	8.955	34,1	20,5	66,6%

(1) Exchange rate: US$1.00 = Ch$437.71